Exhibit 99.3

AUDITED CONSOLIDATED FINANCIAL STATEMENTS

Roadway Next Day Corporation

For the Year Ended December 31, 2002; One-Month Period Ended December 31, 2001 (Successor Periods); Eleven-Month Period Ended November 30, 2001; and Year Ended December 31, 2000 (Predecessor Periods), with Reports of Independent Auditors

                         Report of Independent Auditors

To the Board of Directors and Shareholder
Roadway Next Day Corporation

We have audited the accompanying consolidated balance sheets of Roadway Next Day Corporation formerly Arnold Industries, Inc. as of December 31, 2002 and 2001, and the related statements of consolidated income, shareholders' equity, parent company investment and cash flows for the year ended December 31, 2002, the one-month period ended December 31, 2001, and the eleven-month period ended November 30, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Roadway Next Day Corporation as of December 31, 2002 and 2001, and the consolidated results of its operations and its cash flows for the year ended December 31, 2002, the one-month period ended December 31, 2001 and the eleven-month period ended November 30, 2001, in conformity with accounting principles generally accepted in the United States.

                                                               ERNST & YOUNG LLP

Akron, Ohio
January 22, 2003

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Arnold Industries, Inc.

In our opinion, the consolidated statements of income, changes in shareholders' equity and cash flows for the year ended December 31, 2000 (included as exhibit
99.3 in this Form 10-K) present fairly, in all material respects, results of operations and cash flows of Arnold Industries, Inc. and its subsidiaries (predecessor to Roadway Next Day Corporation) for the year ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion. We have not audited the consolidated financial statements of Arnold Industries, Inc. for any period subsequent to December 31, 2000.

/s/ PricewaterhouseCoopers LLP
Harrisburg, Pennsylvania
March 2, 2001

                          Roadway Next Day Corporation

                           Consolidated Balance Sheets

                                                                                          DECEMBER 31
                                                                                     2002              2001
                                                                                ------------------------------
                                                                                        (in thousands)
ASSETS
Current assets
   Cash and cash equivalents                                                    $      12,988       $   21,612
   Marketable securities                                                                    4            7,857
   Accounts receivable, net                                                            24,785           36,615
   Prepaid expenses and supplies                                                        2,530            2,506
   Assets of discontinued operations                                                   87,431          134,936
   Deferred income taxes                                                                4,088            3,017
                                                                                ------------------------------
Total current assets                                                                  131,826          206,543

Carrier operating property, at cost                                                   100,854           99,163
   Less allowance for depreciation                                                     10,240            1,007
                                                                                ------------------------------
Net carrier operating property                                                         90,614           98,156

Goodwill, net                                                                         269,093          242,180
Other long-term assets                                                                 22,511           19,218
                                                                                ------------------------------
Total assets                                                                    $     514,044       $  566,097
                                                                                ==============================
LIABILITIES, AND PARENT COMPANY INVESTMENT
Current liabilities:
   Accounts payable                                                             $      14,209       $    6,470
   Income taxes payable                                                                     -           14,316
   Salaries and wages                                                                   8,522            7,691
   Freight and casualty claims payable                                                  4,209            5,179
   Liabilities of discontinued operations                                              32,407           67,353
   Payable to Roadway Corporation                                                      33,703           18,000
                                                                                ------------------------------
Total current liabilities                                                              93,050          119,009

Long-term liabilities:
   Casualty claims and other                                                            6,539                -
   Deferred income taxes                                                               10,666           11,408
   Accrued pension benefits                                                             1,917            1,814
   Payable to Roadway Corporation                                                     273,513          307,000
                                                                                ------------------------------
Total long-term liabilities                                                           292,635          320,222

Parent company investment                                                             128,359          126,866
                                                                                ------------------------------
Total liabilities, and parent company investment                                $     514,044       $  566,097
                                                                                ==============================

See accompanying notes.

                          Roadway Next Day Corporation

                        Statements of Consolidated Income

                                                     SUCCESSOR COMPANY                   Predecessor Company
                                                     -----------------                   -------------------
                                                   YEAR           One Month         Eleven Months       Year
                                                   ENDED            Ended               Ended           Ended
                                               DECEMBER 31,      December 31,        November 30,    December 31,
                                                   2002              2001                2001            2000
                                               ------------------------------      ------------------------------
                                                             (in thousands, except per share data)
Revenue                                        $    213,194      $     14,124      $      410,942    $    462,365

Operating expenses:
   Salaries, wages and benefits                     142,899             9,860             202,939         212,403
   Operating supplies and expenses                   24,361             1,602              68,929          74,927
   Purchased transportation                           1,997               117              48,421          58,633
   Operating taxes and licenses                       6,139               405               9,886          11,173
   Insurance and claims                               4,334               224              10,219          10,081
   Provision for depreciation                         9,277             1,007              30,489          33,705
   Loss (gain) on sale of property                        4               (26)               (195)         (1,977)
                                               ------------------------------      ------------------------------
Total operating expenses                            189,011            13,189             370,688         398,945
                                               ------------------------------      ------------------------------
Operating income from continuing
   operations                                        24,183               935              40,254          63,420

Other income (expense)
   Interest expense                                 (22,325)           (2,018)               (216)         (1,646)
   Other, net                                        (3,390)              120              (6,806)          1,304
                                               ------------------------------      ------------------------------
                                                    (25,715)           (1,898)             (7,022)           (342)
                                               ------------------------------      ------------------------------
(Loss) income from continuing operations
   before income taxes                               (1,532)             (963)             33,232          63,078
(Benefit) provision for income taxes                   (593)             (524)             10,861          23,541
                                               ------------------------------      ------------------------------
(Loss) income from continuing operations               (939)             (439)             22,371          39,537
Income (loss) from discontinued operations            3,782               174                   -               -
                                               ------------------------------      ------------------------------
Net income (loss)                              $      2,843      $       (265)     $       22,371    $     39,537
                                               ==============================      ==============================

Earnings per share - basic                                -                 -                   -    $       1.61

Earnings per share - diluted                              -                 -                   -    $       1.59

See accompanying notes.

                          Roadway Next Day Corporation

                 Statements of Consolidated Shareholders' Equity
                          and Parent Company Investment

                                                                                  Additional
                                                                        Common     Paid-in       Retained   Treasury
                                                           TOTAL        Stock      Capital       Earnings     Stock
                                                        ------------------------------------------------------------
                                                                              (in thousands)
PREDECESSOR COMPANY
Balance--December 31, 1999                              $  248,182    $   29,942  $   1,585     $ 256,161   $(39,506)

   Net income                                               39,537             -          -        39,537          -
   Distribution of treasury stock due to
     exercise of stock options                                 666             -        432             -        234
   Purchase of treasury stock                               (1,391)            -          -             -     (1,391)
   Cash dividends paid                                     (10,836)            -          -       (10,836)         -
                                                        ------------------------------------------------------------
Balance--December 31, 2000                                 276,158        29,942      2,017       284,862    (40,663)

   Net income                                               22,371             -          -        22,371          -
   Distribution of treasury stock due to
     exercise of stock options                                   -             -      1,667             -     (1,667)
   Cash dividends paid                                     (10,902)            -          -       (10,902)         -
   Sales of treasury stock                                   2,084             -          -             -      2,084
                                                        ------------------------------------------------------------
Balance--November 30, 2001                              $  289,711    $   29,942  $   3,684     $ 296,331   $(40,246)
                                                        ============================================================

SUCCESSOR COMPANY

Acquisition of Arnold Industries Inc. by Roadway
   Corporation                                          $  453,831
Push down of Roadway Corporation long-term debt           (325,000)
Push down of Roadway Corporation long-term debt
    related costs                                           10,826
Net loss                                                      (265)
Transfer to parent                                         (12,526)
                                                        ----------
Parent company investment
    December 31, 2001                                   $  126,866

YEAR ENDED DECEMBER 31, 2002
Net income                                                   2,843
Cash transfer to parent - continuing operations            (49,086)
Cash transfer to parent - discontinued operations          (18,000)
Additional parent company investment                        65,736
                                                        ----------
Parent company investment
   December 31, 2002                                    $  128,359
                                                        ==========

See accompanying notes.

                          Roadway Next Day Corporation

                      Statements of Consolidated Cash Flows

                                                                 SUCCESSOR COMPANY                   Predecessor Company
                                                           ------------------------------       ------------------------------
                                                               YEAR            One Month        Eleven Months        Year
                                                               ENDED             Ended             Ended             Ended
                                                           DECEMBER 31,      December 31,       November 30,      December 31,
                                                               2002              2001               2001             2000
                                                           ------------------------------       ------------------------------
                                                                                    (in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)                                          $      2,843      $       (265)      $     22,371      $     39,537
Less: income (loss) from discontinued operations                  3,782               174                  -                 -
                                                           ------------------------------       ------------------------------
(Loss) income from continuing operations                           (939)             (439)            22,371            39,537
Adjustments to reconcile net (loss) income to net cash
   provided by operating activities:
     Depreciation and amortization                               11,431             1,008             30,489            34,218
     Loss (gain) on sale of carrier operating property                5               (26)              (195)           (1,977)
     (Benefit) provision for deferred taxes                      (1,813)              232             (2,272)            2,305
     Changes in assets and liabilities:
       Accounts receivable                                       (2,069)           11,098             (5,569)           (3,223)
       Other assets                                               8,399            (1,772)             1,100             1,476
       Accounts payable and accrued items                        29,953            (9,485)             6,012             3,662
       Long-term liabilities                                      5,400               (65)                92               150
                                                           ------------------------------       ------------------------------
Net cash provided by operating activities                        50,367               551             52,028            76,148

CASH FLOWS FROM INVESTING ACTIVITIES
Sales (purchases) of marketable securities, net                   7,854             1,410             (3,146)           (4,016)
Business acquisition, net of cash acquired                            -                 -                  -            (3,683)
Purchases of carrier operating property                          (7,294)           (1,455)           (27,593)          (29,901)
Repayment on notes receivable from owner operators
   and others                                                         -                 -                  -             1,508
Sales of carrier operating property                                 407                 -                  -            10,197
                                                           ------------------------------       ------------------------------
Net cash provided by (used in) investing activities                 967               (45)           (30,739)          (25,895)

CASH FLOWS FROM FINANCING ACTIVITIES
Long-term debt proceeds (repayments)                                  -                 -             (2,184)          (23,710)
Dividends paid                                                        -                 -            (10,902)          (10,836)
Treasury stock activity, net                                          -                 -              2,084              (725)
Transfer to parent                                              (49,086)          (12,526)                 -                 -
                                                           ------------------------------       ------------------------------
Net cash used in financing activities                           (49,086)          (12,526)           (11,002)          (35,271)
                                                           ------------------------------       ------------------------------
Increase (decrease) in cash and cash equivalents from
   continuing operations                                          2,248           (12,020)            10,287            14,982
(Decrease) increase in cash and cash equivalents from
   discontinued operations                                      (10,872)            2,286                  -                 -
                                                           ------------------------------       ------------------------------
Cash and cash equivalents at beginning of period                 21,612            31,346             31,213            16,231
                                                           ------------------------------       ------------------------------
Cash and cash equivalents at end of period                 $     12,988      $     21,612       $     41,500      $     31,213
                                                           ==============================       ==============================

See accompanying notes.

                          Roadway Next Day Corporation

                   Notes to Consolidated Financial Statements

1.   BASIS OF PRESENTATION

On November 30, 2001, Roadway Corporation (Roadway) acquired Arnold Industries, Inc. (Arnold), subsequently named Roadway Next Day Corporation (the Company), for cash consideration of $559,839,000, including direct acquisition costs. Included in the acquired assets of Arnold was $50,763,000 in cash, which was used to partially finance the acquisition. Also on November 30, 2001, concurrent with the acquisition of Arnold, the Company sold Arnold's logistics business
(ARLO) to members of the ARLO management team for $105,010,000 in cash. The net acquisition consideration of $427,160,000, which included $23,094,000 in income taxes paid by the Company primarily as a result of the sale of ARLO, was financed with borrowings under a new credit facility, proceeds from an accounts receivable securitization, the issuance of $225,000,000 in senior notes, and available cash.

The Company operates in the motor carrier industry, principally in the eastern United States, and provides next-day LTL and TL services. The Company's trucking activities are conducted by its subsidiaries, New Penn Motor Express, Inc. (New
Penn) and Arnold Transportation Services, Inc. (ATS). New Penn is a leading regional next-day ground LTL carrier operating primarily in New England and the Middle Atlantic States. ATS operates as an inter-regional irregular route and dedicated TL carrier, conducting operations east of the Mississippi and in the southwestern United States.

The acquisition of the Company was accounted for as a purchase business combination and, accordingly, the assets acquired and liabilities assumed were recorded at their estimated fair values on the acquisition date. The excess of the purchase price paid over the fair value of the net assets acquired, totaling approximately $269,093,000, has been recorded as goodwill. The purchase price allocation reflected in these financial statements for the acquisition has been finalized and is based in part on the results of an independent appraisal of the assets acquired and liabilities assumed. Upon the finalization of the valuation process, $5,630,000 of the amount initially classified as goodwill in the financial statements was reclassified to other tangible and identifiable intangible assets acquired, based on their estimated fair values at the date of the acquisition.

                          Roadway Next Day Corporation

The financial statements for the periods subsequent to November 30, 2001 have been presented on the Company's new basis of accounting ("Successor Company" or "Successor Periods"), while the results of operations for the eleven-month period ended November 30, 2001 and the year ended December 31, 2000 reflect the historical results of the predecessor company ("Predecessor Company" or "Predecessor Periods").

In accordance with SEC Staff Accounting Bulletin (SAB) No. 73, Push Down Basis of Accounting Required in Certain Limited Circumstances, the net purchase price of $477,923,000 was pushed down as follows:

                                                                     (in thousands)
Current assets                                                        $    111,767
Carrier operating property                                                 162,754
Goodwill                                                                   269,093
Other assets                                                                15,104
                                                                      ------------
Total assets                                                          $    558,718
                                                                      ============
Current liabilities                                                   $     37,161
Long-term liabilities                                                       43,634
Parent company investment                                                  477,923
                                                                      ------------
Total liabilities and parent company investment                       $    558,718
                                                                      ============

On December 26, 2002, Roadway and the Company entered into an agreement to sell ATS to a management group led by the unit's president and a private equity firm, for approximately $55,000,000. The ATS business segment did not fit Roadway's strategic focus of being a LTL carrier. The transaction was completed on January 23, 2003.

The Company has reported the operations of ATS as a discontinued operation in the accompanying financial statements and, unless otherwise stated, the notes to the financial statements for all successor periods presented exclude the amounts related to this discontinued operation.

As a result of the sale of ATS, the Company now operates in one business segment, New Penn, which provides next-day ground LTL freight services, primarily in New England and the Middle Atlantic States.

                          Roadway Next Day Corporation

The following table presents revenue and income from the discontinued operation for the year ended December 31, 2002 and the one month period ended December 31, 2001 (the Successor periods).

                                           YEAR               One Month
                                           ENDED                Ended
                                        DECEMBER 31,         December 31,
                                            2002                 2001
                                        ---------------------------------
                                                 (in thousands)
 Revenue                                $    171,133         $     12,857
                                        =================================
 Pre-tax income from
   discontinued operations                     6,251                  290
 Income tax expense                            2,469                  116
                                        ---------------------------------
 Income from discontinued
    operations                          $      3,782         $        174
                                        =================================

Assets and liabilities of the discontinued operation at December 31 were as follows:

                                                        2002               2001
                                                    ------------       ------------
                                                            (in thousands)
Assets
   Current assets                                   $     22,025       $     37,623
   Net carrier operating property                         64,065             85,118
   Other assets                                            1,341             12,195
                                                    ------------       ------------
Total assets                                        $     87,431       $    134,936
                                                    ============       ============

Liabilities
   Current liabilities                              $      8,104       $     42,397
   Long-term liabilities                                  24,303             24,956
                                                    ------------       ------------
Total liabilities                                   $     32,407       $     67,353
                                                    ============       ============

                          Roadway Next Day Corporation

2.   ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the amounts and operations of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less when purchased to be cash equivalents.

Property and Equipment

Depreciation of carrier operating property is computed by the straight-line method based on the useful lives of the assets. The useful life of structures ranges from 15-31 years and equipment from 3-10 years.

Financial Instruments

The carrying value of the Company's financial instruments, consisting primarily of cash equivalents, marketable securities, accounts receivable, accounts payable, investments in limited partnerships, and long-term borrowings, approximates the fair value of these instruments at December 31, 2002 and 2001.

Effective January 1, 2001, the Company adopted the Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended. The Company does not use derivative financial instruments; therefore, the adoption of this Statement had no effect on its financial position or results of operations.

                          Roadway Next Day Corporation

Concentrations of Credit Risk

The Company sells services and extends credit based on an evaluation of the customer's financial condition, without requiring collateral. Exposure to losses on receivables is principally dependent on each customer's financial condition. The Company monitors its exposure for credit losses and maintains allowances for anticipated losses.

Marketable Securities

At December 31, 2002 and 2001, the Company's marketable securities consist principally of U.S. Government securities, municipal bonds, and equity securities, and have been classified as "available for sale" in accordance with the provisions of SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities. Realized gains and losses on the sale of securities are recognized using the specific identification method and are included in other income in the statements of consolidated income. Interest and dividends are included in investment income.

The fair value of the Company's marketable equity securities traded on a national securities exchange is determined by the last reported sales price on the last business day of the year. U.S. Government securities are valued based on quoted market prices using yields currently available on comparable securities of issuers with similar credit ratings.

Goodwill

Goodwill represents costs in excess of net assets of acquired businesses, which for the predecessor periods, was amortized using the straight-line method primarily over a period of 40 years.

In July 2001, the FASB issued SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 requires the purchase method for all business combinations initiated after June 30, 2001. SFAS No. 141 also clarifies the criteria for recognition of intangible assets separately from goodwill. Under SFAS No. 142, separable intangible assets that are not deemed to have an indefinite life will continue to be amortized over their useful lives. SFAS No. 142 also eliminates the amortization of goodwill and indefinite-lived intangible assets for assets acquired after June 30, 2001, and all other goodwill on January 1, 2002.

                          Roadway Next Day Corporation

Goodwill (continued)

As of December 31, 2002, the Company had net unamortized goodwill of $269,093,000 recorded in connection with the acquisition by Roadway on November 30, 2001. Amortization of previously existing goodwill resulting from the Company's earlier acquisitions was ended effective January 1, 2002. Goodwill amortization was zero in 2002, $221,000 in 2001, and $59,000 in 2000. The Company's goodwill amortization was not deductible for tax purposes in the Predecessor Periods.

The Company completed the required transitional goodwill impairment test under SFAS No. 142 effective June 15, 2002 which did not indicate any impairment. As a result of finalizing the purchase price allocation during the fourth quarter, goodwill reflected in the ATS segment preliminary purchase price allocation was reallocated to the New Penn segment. Accordingly, all goodwill resulting from the acquisition by Roadway has been recorded in the New Penn business segment at December 31, 2002. The Company updated its goodwill impairment test at December 31, 2002 due to the reallocation of goodwill previously recorded in the ATS business segment. The performance of the updated impairment test did not indicate any impairment of goodwill. The Company expects to perform the required annual goodwill impairment assessment on a recurring basis at the end of the second quarter each year, or more frequently should any indicators of possible impairment be identified.

Casualty Claims Payable

Casualty claims payable accruals represent management's estimates of claims for property damage and public liability and workers' compensation. The Company manages casualty claims with assistance of a third party administrator (TPA), along with oversight by a major risk management provider. The Company is self-insured for these claims with retention generally limited to $3,000,000. The Company and its TPA closely monitor the liability balances by using actual adjuster evaluations of each claim. Expenses resulting from workers' compensation claims are included in salaries, wages, and benefits in the accompanying statements of consolidated income.

                          Roadway Next Day Corporation

Revenue Recognition

For the Predecessor periods, revenues are allocated between reporting periods based on relative transit time in each reporting period with related operating expenses recognized as incurred. In the Successor periods, revenues are recognized as earned on the date of freight delivery to the consignee. Related operating expenses are recognized as incurred.

Stock-Based Compensation

In the Predecessor periods, the Company accounted for stock-based compensation in accordance with Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees. The Company does not have any stock-based compensation plans in the Successor periods.

Earnings Per Share

Basic earnings per share is calculated using the average shares of common stock outstanding while diluted earnings per share reflects the potential dilution that could occur if stock options were exercised. The following is a reconciliation of the average shares of common stock used to compute basic earnings per share to the shares used to compute diluted earning per share as shown on the consolidated statements of income:

                                                                      2000
                                                                   -----------
Net income                                                         $    39,537

Basic weighted average shares outstanding                           24,614,159
Dilutive effect of stock options                                       202,368
                                                                   -----------
Diluted weighted average shares outstanding                         24,816,527

Basic earnings per share                                           $      1.61
Diluted earnings per share                                         $      1.59

                          Roadway Next Day Corporation

Use of Estimates in the Financial Statements

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the period, the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from these estimates.

Impairment of Long-lived Assets

In the event that facts and circumstances indicate that the carrying value of intangibles and long-lived assets or other assets may be impaired, an evaluation of recoverability would be performed. If an evaluation were required, the estimated future undiscounted cash flows associated with the asset would be compared to the asset's carrying amount to determine if a write-down is required. No impairment charge was required for any period presented.

Investments in Limited Partnerships

The Company's investments in low-income housing limited partnerships reflect their cash investment plus the present value of required future contributions net of amortization of any excess of cost over the estimated residual value.

Income Taxes

The Company is included in a consolidated tax-filing group with Roadway for federal income tax purposes. The Successor Period federal and state income tax provision and related obligation included in the statements of consolidated income and the consolidated balance sheets of the Company is calculated on a separate return basis as if the Company was a separate taxpayer. The Company files tax returns and pays taxes due on a stand-alone basis for state income tax purposes in jurisdictions where such filings are required.

In accordance with SFAS No. 109, Accounting for Income Taxes, deferred income taxes are accounted for by the liability method, wherein deferred tax assets or liabilities are calculated on the differences between the bases of assets and liabilities for financial statement purposes versus tax purposes (temporary differences) using enacted tax rates in effect for the year in which the differences are expected to reverse. Tax expense in the consolidated statements of income is equal to the sum of taxes currently payable plus an amount necessary to adjust deferred tax assets and liabilities to an amount equal to period-end temporary differences at prevailing tax rates.

                          Roadway Next Day Corporation

Recently Issued Accounting Pronouncements

In April 2002, the FASB issued SFAS No. 145, Rescission of FASB Statements Nos. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections. SFAS No. 145 is effective for the Company's financial statements beginning January 1, 2003. The adoption of SFAS No. 145 is not expected to have a material effect on the Company's financial position, results of operations or cash flows.

In July 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. SFAS No. 146 will be effective for the Company for disposal activities initiated after December 31, 2002. The adoption of this standard is not expected to have a material effect on the Company's financial position, results of operations or cash flows.

Reclassifications

Certain amounts in the 2001 financial statements have been reclassified to conform to the 2002 financial statement presentation.

3.   MARKETABLE SECURITIES

At December 31, 2001 and 2000, the Company's available-for-sale securities consist primarily of municipal bonds and fixed income equity securities. Due to the nature of the instruments, their carrying values and fair market values are equal and no unrealized gains and losses exist at the balance sheet dates. The net realized gains and losses on sales of marketable securities recorded for the year ended December 31, 2002, the one-month period ended December 31, 2001, the eleven-month period ended November 30, 2001 and the year ended December 31, 2000 were not significant.

                          Roadway Next Day Corporation

4.   CARRIER OPERATING PROPERTY

Carrier operating properties consist of the following at December 31:

                                                                2002               2001
                                                            ------------       ------------
                                                                    (in thousands)
Land                                                        $     16,830       $     17,939
Structures                                                        33,465             38,097
Revenue equipment                                                 33,147             30,977
Other operating property                                          11,529              8,487
Construction in progress                                           5,883              3,663
                                                            ------------       ------------
Carrier operating property, at cost                              100,854             99,163
Less allowance for depreciation                                   10,240              1,007
                                                            ------------       ------------
Net carrier operating property                              $     90,614       $     98,156
                                                            ============       ============

5.   FINANCING ARRANGEMENTS

Long-term obligations consist of the following at December 31:

                                                                  2002              2001
                                                             -------------       ------------
                                                                      (in thousands)
Payable to Roadway Corporation                               $     307,216       $    325,000
Less current portion                                               (33,703)           (18,000)
                                                             -------------       ------------
Long-term payable to Roadway Corporation                     $     273,513       $    307,000
                                                             =============       ============

                          Roadway Next Day Corporation

Amounts payable to Roadway represent long-term debt pushed down to the Company in connection with the acquisition of Arnold. At December 31, 2002, Roadway has in place a senior revolving credit facility with a sublimit for letters of credit that expires November 30, 2006. The original amount of the senior revolving credit facility was $150,000,000 with a $100,000,000 sublimit for letters of credit, which was amended on August 6, 2002. The result of the amendment increased the senior revolving credit facility to $215,000,000 and increased the sublimit for letters of credit to $165,000,000. Pricing under the revolving credit facility is at a fluctuating rate based on the alternate base rate as determined by Credit Suisse First Boston (CSFB) or LIBOR, plus an additional margin of 0.50% and 1.50%, respectively. In addition, there is a commitment fee of 0.40% on undrawn amounts. As of December 31, 2002, there were no amounts outstanding under the revolving credit facility, but availability had been reduced by $112,162,000 as a result of the issuance of letters of credit, primarily related to casualty claims.

The credit facility also includes a $175,000,000 senior term loan, which was drawn in full to partially fund the acquisition of Arnold. After-tax proceeds of $75,000,000 from the sale of ARLO were used to pay down borrowings on this facility in 2001. Pricing under the term loan is at a fluctuating rate based on the alternate base rate as determined by CSFB or LIBOR, plus an additional margin of 0.50% and 1.50%, respectively. As of December 31, 2002, $82,216,000 was outstanding under the term loan facility accruing interest at a rate of LIBOR plus 1.50% (2.91% effective rate) with future quarterly installments ranging from $2,426,000 in 2003 to $4,851,000 in 2006.

Also in connection with the acquisition of Arnold on November 30, 2001, the Company issued $225,000,000 of 8.25% senior notes due December 1, 2008. Interest is due semi-annually on June 1st and December 1st.

Under certain conditions, mandatory prepayments may be required under the credit facility and the senior notes. A mandatory prepayment of $8,000,000 was made on the senior term loan in 2002, related to the sale of ARLO. Additionally, a mandatory prepayment of $24,000,000 was made on the senior term loan in January 2003 upon the completion of the sale of ATS, and has been included in the current portion of long-term debt. Aggregate maturities of long-term debt for the next four years are: 2003 - $33,703,000; 2004 - $12,937,000; 2005 -
$16,171,000; and 2006 - $19,405,000, at such time the senior term loan balance will be zero.

                          Roadway Next Day Corporation

The credit facility borrowings and the senior notes rank equally and are secured by a first-priority perfected lien on all of the capital stock of the Company's direct subsidiaries and are also supported by guarantees provided by all of the Company's current material subsidiaries and all future material subsidiaries.

Roadway's financial liquidity and consolidated results of operations, including the ability to make required payments with respect to its indebtedness and other obligations, are dependent on the financial condition and results of operations of its subsidiaries. There are no restrictions on the ability of the Company to transfer funds to Roadway.

The financing arrangements include covenants that require Roadway to comply with certain financial ratios, including leverage and fixed-charge coverage ratios, and maintenance of a minimum level of tangible net worth.

At December 31, 2000, the Company owed $2,910,000 for amounts outstanding under its insurance premium financing arrangement with a third party. The initial transaction was recorded in prepaid expenses and supplies and long-term debt in the 2000 consolidated balance sheet and as such is a noncash transaction in the 2000 statement of consolidated cash flows. Under the terms of the arrangement in 2000, the premium amounts were due in equal monthly installments through June of the subsequent fiscal year and bear interest at 7.25%. No such financing arrangement existed at December 31, 2001. At December 31, 2000, the Company had approximately $4,000,000 of outstanding letters of credit related to casualty claims.

Interest paid under these arrangements amounted to $22,325,000 in 2002, $2,018,000 in the one-month period ended December 31, 2001, $216,000 in the eleven-month period ended November 30, 2001, and $1,661,000 in 2000.

                          Roadway Next Day Corporation

6.   INCOME TAXES

Consolidated income tax (benefit) expense consists of the following:

                                             SUCCESSOR COMPANY                Predecessor Company
                                        ---------------------------       ----------------------------
                                           YEAR           One Month       Eleven Months       Year
                                           ENDED            Ended             Ended           Ended
                                        DECEMBER 31,    December 31,      November 30,    December 31,
                                           2002             2001              2001            2000
                                        --------------------------------------------------------------
                                                                (in thousands)
Currently payable:
   Federal                              $      1,141    $       (620)     $     10,666    $     17,447
   State                                          79            (136)            2,467           3,789
                                        ----------------------------      ----------------------------
                                               1,220            (756)           13,133          21,236

Deferred:
   Federal                                    (1,636)            209            (1,967)          1,983
   State                                        (177)             23              (305)            322
                                        ----------------------------      ----------------------------
                                              (1,813)            232            (2,272)          2,305
                                        ----------------------------      ----------------------------
Total income tax (benefit) expense      $       (593)   $       (524)     $     10,861    $     23,541
                                        ============================      ============================

The effective income tax rates differ from the federal statutory rates as set forth in the following reconciliation:

                                             SUCCESSOR COMPANY                   Predecessor Company
                                      ------------------------------       ------------------------------
                                          YEAR            One Month        Eleven Months         Year
                                          ENDED             Ended              Ended             Ended
                                      DECEMBER 31,      December 31,        November 30,     December 31,
                                          2002              2001                2001             2000
                                      ------------------------------       ------------------------------
Statutory federal income tax rate         35.0%             35.0%               35.0%            35.0%
State income taxes, net of federal
   income tax benefit                      4.2               7.6                 4.2              4.2
Non-deductible operating costs            (9.5)              0.5                 0.6             (1.9)
Other, net                                 9.0              11.3                (7.1)               -
                                      ------------------------------       ------------------------------
                                          38.7%             54.4%               32.7%            37.3%
                                      ==============================       ==============================

Income tax payments amounted to $1,788,000 in 2002, $1,302,000 in the one-month period ended December 31, 2001, $18,544,000 in the eleven-month period ended November 30, 2001, and $20,424,000 in 2000.

                          Roadway Next Day Corporation

Significant components of the Company's deferred taxes at December 31 are as follows:

                                             2002                 2001
                                         --------------------------------
                                                  (in thousands)
Deferred tax assets:
     Freight and casualty claims         $     4,316           $    1,765
     Accrued employee benefits                 3,342                2,725
     Other                                       311                  503
                                         --------------------------------
Total deferred tax assets                      7,969                4,993
Deferred tax liabilities:
     Depreciation                             12,300               11,187
     Other                                     2,247                2,197
                                         --------------------------------
Total deferred tax liabilities                14,547               13,384
                                         --------------------------------
Net deferred tax liabilities             $     6,578           $    8,391
                                         ================================

7.   LEASES

The Company leases certain property under noncancellable operating leases requiring minimum future rentals aggregating approximately $1,477,000 payable as follows: 2003--$420,000; 2004--$366,000; 2005--$330,000; 2006--$244,000; 2007
and thereafter $117,000. Rental expense for operating leases was $283,000 in 2002, $35,000 for the one-month period ended December 31, 2001, $3,533,000 for the eleven-month period ended November 30, 2001, and $3,100,000 in 2000.

8.   EMPLOYEE BENEFIT PLANS

The Company charged to operations $12,311,000, $972,000, $11,070,000, and
$12,178,000, during the year ended December 31, 2002, the one-month ended December 31, 2001, the eleven-months ended November 30, 2001, and the year ended December 31, 2000, respectively, for contributions to multi-employer pension plans for employees subject to labor contracts. The Company also charged to operations $11,923,000, $858,000, $10,214,000, and $10,759,000 during the same periods for contributions to multi-employer plans that provide health and welfare benefits to employees and certain retirees who are or were subject to labor contracts. These amounts were determined in accordance with provisions of industry labor contracts. Under provisions of the Multi-employer Pension Plan Act of 1980, total or partial withdrawal from a plan would result in an obligation to fund a portion of the plan's unfunded vested liability.

                          Roadway Next Day Corporation

Management has no intention of changing operations so as to subject the Company to any material obligation.

The Company also has a trusteed profit sharing plan and two 401(k) plans for employees meeting certain eligibility requirements. The Company contributed approximately $1,608,000, $140,000, $1,575,000, and $1,627,000 to the profit sharing plan during the year ended December 31, 2002, one-month ended December 31, 2001, the eleven-months ended November 30, 2001, and the year ended December 31, 2000, respectively, and $0, $0, $523,000, and $448,000 to the 401(k) plan during the year ended December 31, 2002, one-month ended December 31, 2001, the eleven-months ended November 30, 2001, and the year ended December 31, 2000, respectively.

The Company also provides an unfunded, supplemental defined benefit pension plan for certain key officers and employees. The actuarially determined benefit obligation recorded by the Company was $1,917,000 and $1,875,000 at December 31, 2002 and 2001, respectively. Net periodic benefit expense during the year ended December 31, 2002, the one-month period ended December 31, 2001, the eleven-month period ended November 30, 2001 and the year ended December 31, 2000 amounted to $165,000, $14,000, $154,000, and $161,000, respectively. Total benefits paid to plan participants in 2002, 2001, and 2000 were $70,000, $70,000, and $63,000, respectively. The discount rates utilized in 2002, 2001, and 2000 were 6.75%, 7.0%, and 7.0%, respectively.

9.   STOCK OPTION AND STOCK PURCHASE PLANS

The Company-sponsored stock option plan was terminated effective November 30, 2001, in connection with the acquisition by Roadway.

Arnold had approximately 1,483,000 options outstanding with an aggregate intrinsic value (the difference between the exercise price of the options and the purchase price of $21.75 per share) of approximately $12,520,000 at November 30, 2001. All of the outstanding options were settled for cash in connection with the acquisition. The option settlement payment made by the Company was reimbursed by Roadway, and consequently did not impact on the Company's results of operations for the eleven-month Predecessor period ended November 30, 2001.

                          Roadway Next Day Corporation

Transactions and other information relating to Arnold's stock option plans for the period from January 1, 2000 to November 30, 2001 are summarized below:

                                                                                            WEIGHTED
                                                                         WEIGHTED            AVERAGE
                                                                         AVERAGE          FAIR VALUE OF
                                                           STOCK         EXERCISE        OPTIONS GRANTED
                                                          OPTIONS         PRICE         DURING THE PERIOD
                                                        -------------------------------------------------
Options outstanding--January 1, 2000                     1,796,500          12.97
    Options granted                                         16,000          12.35            $  4.69
    Options exercised                                      (87,650)          7.60
    Options expired                                        (46,750)         12.57
                                                        ----------
Options outstanding--December 31, 2000                   1,678,100          13.25
    Options granted                                              -              -            $     -
    Options exercised                                     (158,790)         14.15
    Options forfeited                                      (36,050)
    Options settled                                     (1,483,260)         13.31
                                                        ----------
Options outstanding--November 30, 2001                           -       $      -
                                                        ==========

As permitted under SFAS No. 123, Accounting for Stock-Based Compensation, the Company has elected to follow APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations in accounting for stock-based awards to employees. Under APB Opinion No. 25, compensation expense is not recognized in the Company's financial statements because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant.

                          Roadway Next Day Corporation

Under SFAS No. 123, compensation cost is measured at the grant date based on the value of the award and is recognized over the vesting period. Had compensation cost been determined under SFAS No. 123, based on the Black-Scholes value at the grant date, Arnold's pro forma net income would have been reduced by $534,000 for the eleven-month period ended November 30, 2001 and by $582,000 in 2000.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model. No options were granted during 2002 or 2001. The following table shows the weighted-average valuation assumptions used:

                                           Predecessor
                                             Company
                                          ------------
                                              Year
                                              Ended
                                          December 31,
                                              2000
                                          ------------
Expected Life                              6.0 years
Risk-free interest rate                         5.9%
Volatility                                     32.6%
Dividend Yield                                  2.9%

Stock Purchase Plan

Prior to the acquisition by Roadway, Arnold maintained a stock purchase plan that was available to all eligible employees. Under the plan, subscriptions of each subscribing employee were remitted to a custodian for investment in the common stock of Arnold. Minimum and maximum contributions under the plan were $520 and $5,200, respectively, for each employee in any year. On at least a monthly basis, the custodian purchased the stock in the over-the-counter market and Arnold allocated all shares purchased based on the average price for all purchases and individual payroll deduction amounts. Under the plan, Arnold was responsible for all costs of stock purchases and stock sales within the plan, as well as any administrative costs related to the issuance of stock certificates. Employees were responsible for any stock certificate sale or transfer expenses.

                          Roadway Next Day Corporation

10.  SEGMENT INFORMATION

The Company currently provides freight services in one business segment, New Penn. The New Penn segment provides next day service in the Northeast region of the United States. A second segment, ATS, provided irregular route and dedicated truckload services throughout the eastern, midwestern, and southwestern regions of the United States. On December 26, 2002, Roadway and the Company entered into an agreement to sell ATS, and the transaction was completed on January 23, 2003. The Company has reported the operations of ATS as a discontinued operation for all successor periods presented. A third segment, ARLO, specialized in integrated distribution services, order fulfillment, and contract packaging services primarily in Pennsylvania and Texas. On November 30, 2001, concurrent with the acquisition of Arnold, the Company sold Arnold's logistics business
(ARLO) to members of the ARLO management team.

The reportable segments are identified based on differences in products, services, and management structure. The accounting policies of each business segment are consistent with those described in Note 2, Accounting Policies. The measurement basis of segment profit or loss is operating income. Business segment assets consist primarily of customer receivables, net carrier operating property and goodwill. No single customer represented 10% or more of the Company's sales during any period presented.

                          Roadway Next Day Corporation

10.  SEGMENT INFORMATION (CONTINUED)

The following table presents information about reported segments for the year ended December 31, 2002, the one-month period ended December 31, 2001, the eleven-month period ended November 30, 2001, and the year ended December 31, 2000:

                                              NEW
                                              PENN           ATS             ARLO           TOTAL
                                           ---------------------------------------------------------
                                              (in
                                           thousands)
2002 SUCCESSOR PERIOD:
   Operating revenues                      $  213,194     $        -      $        -      $  213,194
   Operating income                            24,183              -               -          24,183
   Total assets                               408,021              -               -         408,021
   Depreciation and amortization               10,969              -               -          10,969
   Purchase of property and equipment           6,853              -               -           6,853

2001 SUCCESSOR PERIOD:
   Operating revenues                      $   14,124     $        -      $        -      $   14,124
   Operating income                               936              -               -             936
   Total assets                               399,189              -               -         399,189
   Depreciation and amortization                  967              -               -             967
   Purchase of property and equipment             819              -               -             819

2001 PREDECESSOR PERIOD:
   Operating revenues                      $  199,683     $  158,676      $   52,583      $  410,942
   Operating income                            29,797          3,864           6,256          39,917
   Total assets                               174,852        131,558          59,682         366,092
   Depreciation and amortization               10,971         14,991           3,988          29,950
   Purchase of property and equipment          16,588          4,155           6,263          27,006

2000 PREDECESSOR PERIOD:
   Operating revenues                      $  235,997     $  178,546      $   47,822      $  462,365
   Operating income                            49,305          7,202           6,928          63,435
   Total assets                               184,178        133,116          57,129         374,423
   Depreciation and amortization               11,789         17,393           3,913          33,095
   Purchase of property and equipment          19,694          5,735           2,809          28,238

                          Roadway Next Day Corporation

A reconciliation of total segment operating income to consolidated net income before taxes for the year ended December 31, 2002, the one-month period ended December 31, 2001, the eleven-month period ended November 30, 2001 and the year ended December 31, 2000, and for total segment assets to consolidated assets at December 31, 2002 and 2001 are as follows:

                                           SUCCESSOR COMPANY                   Predecessor Company
                                    ------------------------------        -----------------------------
                                       YEAR            One Month          Eleven Months       Year
                                       ENDED             Ended               Ended            Ended
                                    DECEMBER 31,      December 31,        November 30,     December 31,
                                       2002              2001                 2001            2000
                                    ------------------------------        -----------------------------
                                                               (in thousands)
Total segment operating income      $     24,183      $        936        $     39,917     $     63,435
Unallocated corporate operating
   income (loss)                               -                (1)                337              (15)
Interest (expense)                       (22,325)           (2,018)               (216)          (1,646)
Other (expense) income, net               (3,390)              120              (6,806)           1,304
                                    ------------------------------        -----------------------------
Consolidated (loss) income from
   continuing operations before
   income taxes                     $     (1,532)     $       (963)       $     33,232     $     63,078
                                    ==============================        =============================

Total segment assets                $    408,021      $    399,189        $    366,092     $    374,423
Assets of discontinued operation          87,431           134,936                   -                -
Unallocated corporate assets              25,010            32,338              29,813           14,279
Elimination of intercompany
   balances                               (6,418)             (366)            (22,597)         (31,855)
                                    ------------------------------        -----------------------------
Consolidated assets                 $    514,044      $    566,097        $    373,308     $    356,847
                                    ==============================        =============================

11.  COMMITMENTS AND CONTINGENCIES

Various legal proceedings arising from the normal conduct of business are pending but, in the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the financial condition, results of operations or cash flows of the Company.

                          Roadway Next Day Corporation

12.  RELATED PARTY TRANSACTIONS

Accounting and legal fees totaling approximately $1,070,000, and $909,000 in the eleven-month period ended November 30, 2001, and the year ending December 31, 2000, respectively, were paid or accrued to firms in which certain directors had financial interests in Arnold prior to the acquisition.

13.  ACQUISITION OF BUSINESS

In October 2000, Arnold acquired substantially all of the assets of National Corporate Marketing, Inc. (NCM), consisting primarily of accounts receivable and property, plant and equipment in exchange for cash of $3,683,000. The acquisition was accounted for under the purchase method of accounting and the net assets acquired were included in the ARLO segment of the Company which was included in the concurrent sale of ARLO described in Note 1.

Under the terms of the purchase agreement, Arnold was required to make additional payments to the former owners of NCM if specific earnings targets were met. In addition, the terms of the purchase agreement provide for the acceleration of the contingent payment upon a change in control in the business. As a result of the acquisition by Roadway, total contingent consideration of approximately $2,900,000 was required to be paid to the former owners of NCM, with $1,400,000 payable as a result of the change in control provision. Arnold paid the $1,500,000 earned prior to the acquisition and the buyers of ARLO and Roadway each agreed to pay $700,000 of the additional $1,400,000 obligation during 2001. The additional payments were recorded as goodwill and included in the ARLO segment which was sold on November 30, 2001.

                          Roadway Next Day Corporation

14.  SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

The Company's results of operations for the four quarters of 2002 and 2001 are as follows:

                                                     SUCCESSOR COMPANY
                               --------------------------------------------------------------
      2002                     FIRST            SECOND               THIRD             FOURTH
      ----                     --------------------------------------------------------------
                                                      (IN THOUSANDS)
REVENUES                       45,409           49,594              50,538             67,653
OPERATING INCOME                3,311            5,552               6,304              9,016
NET (LOSS) INCOME              (1,687)           1,048                 712              2,770

                                               Predecessor                           Predecessor         Successor
                                                Company                               Company             Company
                            ------------------------------------------------         ----------          ---------
      2001                    First              Second             Third                       Fourth
      ----                  --------------------------------------------------------------------------------------
                                                                 (in thousands)
Revenues                    $  111,007         $  114,101         $  110,681         $   75,153          $  14,124
Operating income                11,343             13,203              9,952              5,756                935
Net income (loss)                7,387              8,338              5,507              1,139               (265)